Exhibit 10.3

June 17, 2024

Hennessy Capital Investment Corp. VI

P.O. Box 1036, 195 US Hwy 50, Suite 309

Zephyr Cove, Nevada 89448

Re:	Sponsor Letter Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain Business Combination Agreement, dated as of the date hereof (the “BCA”), by and among (i) Hennessy Capital Investment Corp. VI, a Delaware corporation (“SPAC”), (ii) Namib Minerals, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“PubCo”), (iii) Midas SPAC Merger Sub Inc., a Delaware corporation and a direct wholly-owned Subsidiary of PubCo, (iv) Cayman Merger Sub Ltd., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned Subsidiary of PubCo, and (v) Greenstone Corporation, an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”). In order to facilitate the Mergers and in order to induce SPAC and the Company to enter into the BCA and to proceed with the Mergers and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Hennessy Capital Partners VI LLC (“Sponsor”) has agreed to enter into this letter agreement (this “Agreement”) with SPAC and PubCo. Terms used and not otherwise defined herein shall have the meanings given to such terms in the BCA and for the sake of clarity, this Agreement constitutes the Sponsor Letter Agreement referred to in the BCA.

Sponsor, SPAC and PubCo hereby agree as follows:

1.	To incentivize the Permitted Financing Investors to invest in the Permitted Financing, Sponsor shall, immediately prior to (and contingent upon) the Closing, forfeit to SPAC:

a.	1,360,000 shares of SPAC Class A Common Stock or SPAC Class B Common Stock held by Sponsor prior to the Closing (such shares, the “Initial Founder Forfeited Shares,” and such forfeiture, the “Initial Sponsor Forfeiture”); and

b.	up to an additional 2,000,000 shares of SPAC Class A Common Stock or SPAC Class B Common Stock held by Sponsor prior to the Closing (as defined below) (any such forfeited shares, the “Additional Founder Forfeited Shares,” and together with the Initial Founder Forfeited Shares, the “Forfeited Founder Shares” and any such forfeiture, the “Additional Sponsor Forfeiture” and together with the Initial Sponsor Forfeiture, the “Sponsor Forfeiture”) to the extent necessary to ensure that the total gross proceeds from the Permitted Financing are not less than $50,000,000. For the avoidance of doubt, nothing in this Section 1(b) shall require Sponsor to forfeit or transfer any securities or to make any other economic concession, other than the potential Additional Sponsor Forfeiture.

2.	To effect the Sponsor Forfeiture, immediately prior to (and contingent upon) the Closing: (a) Sponsor shall transfer the Forfeited Founder Shares to SPAC for cancellation and in exchange for no consideration; (b) SPAC shall immediately retire and cancel all of the Forfeited Founder Shares (and shall direct SPAC’s transfer agent (or such other intermediaries as appropriate) to take any and all such actions incidental thereto); (c) Sponsor and SPAC each shall take such actions as are necessary to cause the Forfeited Founder Shares to be retired and cancelled, after which the Forfeited Founder Shares shall no longer be issued or outstanding; and (d) either (i) SPAC shall issue to the Permitted Financing Investors newly issued shares of SPAC Class A Common Stock in an aggregate amount up to the total number of Forfeited Founder Shares, (ii) PubCo shall issue to the Permitted Financing Investors newly issued PubCo Ordinary Shares in an aggregate amount up to the total number of Forfeited Founder Shares, or (iii) any combination of the foregoing clauses (d)(i) and (d)(ii) (for the avoidance of doubt, with the aggregate amount of shares of SPAC Class A Common Stock and PubCo Ordinary Shares to be issued pursuant to this Section 2(d) not to exceed the total number of Forfeited Founder Shares).

3.	The Sponsor Earnout Shares Holders (as defined below) acknowledge and agree that the following provisions apply to the Sponsor Earnout Shares:

a.	The Sponsor Earnout Shares shall be subject to potential forfeiture if the applicable Triggering Event (as defined below) does not occur during the period of time beginning on the date that is one hundred fifty (150) days after the Closing Date and ending on the eighth anniversary of the Closing Date (the “Sponsor Earnout Period”).

b.	Upon the occurrence during the Sponsor Earnout Period of (i) a First Tranche Triggering Event, then the First Tranche Earnout Shares shall immediately become fully vested and no longer subject to potential forfeiture, and shall be treated as issued, outstanding and fully vested, so as to ensure that the Sponsor Earnout Shares Holders shall receive such Sponsor Earnout Shares, and (ii) a Second Tranche Triggering Event, then the Second Tranche Earnout Shares shall immediately become fully vested and no longer subject to potential forfeiture, and shall be treated as issued, outstanding and fully vested, so as to ensure that the Sponsor Earnout Shares Holders shall receive such Sponsor Earnout Shares. Notwithstanding the foregoing, in the event of a Change of Control during the Sponsor Earnout Period, the First Tranche Triggering Event and the Second Tranche Triggering Event will be deemed to be satisfied immediately prior to such Change of Control, and any unvested First Tranche Earnout Shares and Second Tranche Earnout Shares shall immediately become fully vested and no longer subject to potential forfeiture, and shall be treated as issued, outstanding and fully vested in connection with such Change of Control, so as to ensure that the Sponsor Earnout Shares Holders shall receive such Sponsor Earnout Shares, and all proceeds thereof, in connection with such Change of Control.

c.	Any Sponsor Earnout Shares that remain unvested as of the end of the Sponsor Earnout Period shall be automatically forfeited to PubCo for cancellation and in exchange for no consideration.

d.	Notwithstanding the transfer restrictions under the Registration Rights and Lock-Up Agreement, Sponsor and any other Sponsor Earnout Shares Holder may not transfer any Sponsor Earnout Shares, and any purported transfer of Sponsor Earnout Shares shall be void, unless and until the transferee of such Sponsor Earnout Shares executes a joinder to this Agreement agreeing to be bound by the provisions of this Section 3 (any such transferees, together with Sponsor, the “Sponsor Earnout Shares Holders”).

e.	The Sponsor Earnout Shares Holders shall be entitled to vote their Sponsor Earnout Shares and receive dividends and other distributions in respect thereof prior to the vesting of such Sponsor Earnout Shares in accordance with the terms hereof; provided, that any such dividends and other distributions in respect of the Sponsor Earnout Shares that are subject to vesting pursuant to the terms herein shall be set aside by PubCo and shall only be paid to the applicable Sponsor Earnout Shares Holder upon the vesting thereof.

f.	As used in this Section 3:

i.	“Change of Control” means (a) a sale, lease, license or other disposition, in a single transaction or a series of related transactions, of more than fifty percent (50%) of the value of the assets of PubCo and its subsidiaries, taken as a whole; (b) a merger, consolidation or other business combination of PubCo resulting in any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect at any particular point in time) acquiring more than fifty percent (50%) of the voting power of, or economic rights (or rights convertible or exchangeable into securities) or interests in, PubCo or the surviving person outstanding immediately after such combination (for the avoidance of doubt, excluding any Company Earnout Shares that may be issued in connection with such transaction(s) pursuant to Section 2.11 of the BCA); or (c) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect at any particular point in time) (i) obtaining direct or indirect beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect at any particular point in time) of securities (or rights convertible or exchangeable into securities) representing more than fifty percent (50%) of the voting power of, or economic rights or interests in, PubCo or (ii) otherwise acquiring, directly or indirectly, the power to direct or cause the direction of the management or policies of PubCo, whether through the ability to exercise voting power, by contract or otherwise.

ii.	“First Tranche Triggering Event” shall mean, with respect to 50% of the Sponsor Earnout Shares held by each Sponsor Earnout Shares Holder (the “First Tranche Earnout Shares”), the first date during the Sponsor Earnout Period on which the closing price of PubCo Ordinary Shares as reported on Nasdaq (or the exchange on which PubCo Ordinary Shares are then listed) is greater than $12.50 for any twenty (20) trading days within a consecutive thirty-(30)-trading day period (the “First Share Price Threshold”). The closing price of PubCo Ordinary Shares for purposes of the First Share Price Threshold shall be adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into PubCo Ordinary Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to PubCo Ordinary Shares.

iii.	“Second Tranche Triggering Event” shall mean, with respect to all remaining Sponsor Earnout Shares (the “Second Tranche Earnout Shares”), the first date during the Sponsor Earnout Period on which the closing price of PubCo Ordinary Shares as reported on Nasdaq (or the exchange on which PubCo Ordinary Shares are then listed) is greater than $15.00 for any twenty (20) trading days within a consecutive thirty-(30)-trading day period (the “Second Share Price Threshold”). The closing price of PubCo Ordinary Shares for purposes of the Second Share Price Thresholds shall be adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into PubCo Ordinary Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to PubCo Ordinary Shares.

iv.	“Sponsor Earnout Shares” means, with respect to the PubCo Ordinary Shares issued by PubCo in respect of the shares of SPAC Common Stock held by Sponsor as of immediately prior to the Closing, a number of PubCo Ordinary Shares that is equal to (i) 2,000,000 minus (ii) the number of Additional Founder Forfeited Shares.

4.	Prior to the Closing, Sponsor shall not, directly or indirectly, sell, transfer or otherwise dispose of or hypothecate, or otherwise grant any interest in or to, the Forfeited Founder Shares other than pursuant to the Sponsor Forfeiture. Sponsor hereby authorizes SPAC during the period from the date hereof until the earlier of the Closing or termination of this Agreement to cause its transfer agent for the Forfeited Founder Shares to decline to transfer, and to note stop transfer restrictions on the stock register and/or legends on the stock certificate(s) or book entries relating to the Forfeited Founder Shares.

5.	Notwithstanding the foregoing, if, at the Closing, there is a SPAC Transaction Expenses Cap Excess, Sponsor shall in connection with the payment of the SPAC Transaction Expenses in accordance with the BCA, on the Closing Date, forfeit to SPAC a number of shares of SPAC Class A Common Stock or SPAC Class B Common Stock equal to the quotient of (x) the amount of the SPAC Transaction Expenses Cap Excess divided by (y) $10.00 (the “Expense Cap Excess Forfeited Shares”). To effect the forfeiture of the Expense Cap Excess Forfeited Shares, Sponsor and SPAC shall take the actions set forth in Section 2(a), (b) and (c) as if the Expense Cap Excess Forfeited Shares were Forfeited Founder Shares.

6.	Subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 9.1, 9.2 and 9.3 of the BCA, effective immediately prior to the Closing, Sponsor hereby waives, in accordance with Section 4.3(b)(ii) of the SPAC Charter, any and all rights that any holder of shares of SPAC Class B Common Stock has or will have under Section 4.3(b)(ii) of the SPAC Charter to receive, with respect to each share of SPAC Class B Common Stock, more than one (1) share of SPAC Class A Common Stock upon the automatic conversion of such share of SPAC Class B Common Stock in accordance with the SPAC Charter in connection with the consummation of the Transactions. Sponsor hereby represents and warrants that the foregoing waiver is binding on all holders of shares of SPAC Class B Common Stock and their successors and assigns. Without limitation of the foregoing, Sponsor hereby acknowledges and agrees that pursuant to the BCA, upon the consummation of the Transactions, each share of SPAC Class B Common Stock shall automatically be cancelled and cease to exist and shall be converted into the right to receive one (1) PubCo Ordinary Share. For the avoidance of doubt, if either this Agreement or the BCA is terminated, then this Section 6 shall be deemed null and void ab initio.

7.	This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

8.	No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto; provided that a Sponsor Earnout Shares Holder may transfer Sponsor Earnout Shares in accordance with Section 3. Any purported assignment in violation of this Section 8 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

9.	This Agreement and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other State. Each party hereto further agrees that notice as provided herein shall constitute sufficient service of process and each of the parties hereto further waives any argument that such service is insufficient. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the State or federal courts of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and the Transactions, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for interpretation or enforcement hereof or that such action suit or proceeding may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and each of the parties hereto irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined by such a Delaware State or federal court. Each of the parties hereto hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such action, suits or proceeding in the manner provided in Section 10 hereof or in such other manner as may be permitted by law shall be valid and sufficient service thereof. Each of the parties hereto acknowledges and agrees that any controversy which may arise under this Agreement or the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the Transactions. Each of the parties hereto certifies and acknowledges that (i) no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) such party understands and has considered the implications of the foregoing waiver; (iii) such party makes the foregoing waiver voluntarily and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.

10.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and may be delivered personally, by courier or by electronic mail to the intended recipient thereof at its courier delivery or email address as set forth adjacent to each undersigned’s signature below (or to such other courier delivery or email address as a party may from time to time notify the other parties hereto by giving notice in accordance with this Section 10).

11.	This Agreement may not be changed, amended, modified or waived except by a written instrument executed by SPAC, PubCo and the Sponsor Earnout Shares Holders who hold at least a majority of the Sponsor Earnout Shares at the time in question. Compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived only if set forth in an instrument in writing signed by the Party or Parties granting such waiver. Notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Sponsor Earnout Shares Holder, solely in his, her or its capacity as a Sponsor Earnout Shares Holder, in a manner that is materially different from the other Sponsor Earnout Shares Holders (in such capacity) shall require the consent of the Sponsor Earnout Shares Holder so affected.

12.	Notwithstanding anything to the contrary set forth in this Agreement, each of the parties hereto acknowledges that, as described in the final prospectus of SPAC, filed with the SEC on September 30, 2021 (Registration No. 333-254062) (the “SPAC Prospectus”), SPAC has established the trust account described therein (the “Trust Account”) for the benefit of SPAC’s public shareholders pursuant to the Trust Agreement and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. Each of Sponsor and the Company hereto further acknowledges and agrees that a significant amount of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering (the “IPO”) and private placements of its securities occurring simultaneously with the IPO, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. Accordingly, each of Sponsor and the Company (on behalf of itself and its Affiliates) hereby irrevocably waives any Released Claims (as defined below), in the past, now or in the future as a result of, or arising out of, this Agreement, any negotiation, contracts or agreements with the Company, each of the parties hereto, or its respective representative, against, and any right to access, the Trust Account, any trustee of the Trust Account and SPAC, to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, regardless of whether such claim arises as a result of, in connection with or relating to any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”) and will not seek recourse against the Trust Account at any time for any reason. Notwithstanding the foregoing, nothing herein shall serve to limit or prohibit Sponsor’s or the Company’s right to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions or for intentional fraud in the making of the representations and warranties in this Agreement. This Section 12 shall survive the termination of this Agreement for any reason.

13.	This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other means, and delivered in portable document format (pdf) or in other electronic form by electronic service or by any other means) in multiple counterparts, each of which shall be deemed (and shall have the same legal effect as) an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

14.	This Agreement shall immediately terminate, without any further action by the parties hereto, at such time, if any, that the BCA is terminated in accordance with its terms.

[Remainder of Page Intentionally Left Blank]

Please indicate your agreement to the foregoing by signing in the space provided below.

HENNESSY CAPITAL PARTNERS VI LLC, a Delaware limited liability company By: Hennessy Capital Group LLC, as a Manager of Hennessy Capital Partners VI LLC

By:	/s/ Daniel J. Hennessy
	Name:	Daniel J. Hennessy
	Title:	Managing Member

Address:

PO BOX 1036, 195 US Hwy 50, Suite 309

Zephyr Cove, NV 89448

Attention: Daniel J. Hennessy and Nicholas Petruska

Email: dhennessy@hennessycapitalgroup.com and
        npetruska@hennessycapllc.com

with copies (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Jeffrey N. Smith and Michael Heinz

Email: jnsmith@sidley.com and
      mheinz@sidley.com

[Signature Page to Sponsor Letter Agreement]

ACCEPTED AND AGREED TO:

HENNESSY CAPITAL INVESTMENT CORP. VI

By:	/s/ Daniel J. Hennessy
Name:	Daniel J. Hennessy
Title:	Chief Executive Officer

Address:

PO BOX 1036, 195 US Hwy 50, Suite 309

Zephyr Cove, NV 89448

Attention: Daniel J. Hennessy and Nicholas Petruska

Email: dhennessy@hennessycapitalgroup.com and npetruska@hennessycapllc.com with copies (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Jeffrey N. Smith and Michael Heinz

Email: jnsmith@sidley.com and mheinz@sidley.com

[Signature Page to Sponsor Letter Agreement]

ACCEPTED AND AGREED TO:
NAMIB MINERALS

/s/ Tulani Sikwila
Name:	Tulani Sikwila
Title:	Director

Address:

Namib Minerals

c/o Appleby Global Services (Cayman) Limited

71 Fort Street, PO Box 500, Grand Cayman, KY1-1106, Cayman Islands

Attention: Ibrahima Tall

Email: itall@greenstonecorp.com

with copies (which shall not constitute notice) to:

Greenberg Traurig LLP

1 Vanderbilt Ave

New York, New York 10017

Attention: Alan Annex and Adam Namoury

Email: alan.annex@gtlaw.com and adam.namoury@gtlaw.com

[Signature Page to Sponsor Letter Agreement]